Exhibit 99.1

PRESS RELEASE

CONTACT: Brian L. Cantrell Alliance Resource Partners, L.P. 1717 South Boulder Avenue, Suite 400 Tulsa, Oklahoma 74119 (918) 295-7673

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Record Annual Operating and Financial Results; Increases Quarterly Unitholder Distribution 2.0% to $0.65 Per Unit; and Provides Guidance for 2015

Increases Total Coal Reserves by 50 Percent through Acquisitions for Rights to Approximately 452.2 Million Tons of Illinois Basin Coal

TULSA, OKLAHOMA, January 28, 2015 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported record operating and financial results for the fourteenth consecutive year, as it set new annual benchmarks for coal sales and production volumes, revenues, net income and EBITDA for the year ended December 31, 2014 (the “2014 Year”).  On the strength of record coal sales volumes and strong pricing, revenues grew to a record $2.3 billion for the 2014 Year, an increase of 4.3% compared to the year ended December 31, 2013 (the “2013 Year”).  Higher revenues contributed to record EBITDA of $803.7 million for the 2014 Year, an increase of 17.2% compared to the 2013 Year.  ARLP’s net income for the 2014 Year was also higher, increasing 26.4% to a record $497.2 million, or $4.77 per basic and diluted limited partner unit.  (For a discussion of EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

For the quarter ended December 31, 2014 (the “2014 Quarter”), revenues increased 4.3% to $590.8 million, compared to the quarter ended December 31, 2013 (the “2013 Quarter”).  Net income and EBITDA were also higher in the 2014 Quarter, as net income increased 24.6% to $123.7 million, or $1.18 per basic and diluted limited partner unit, and EBITDA increased 15.1% to $202.5 million.

ARLP also announced that the Board of Directors of its managing general partner increased the cash distribution to unitholders for the 2014 Quarter to $0.65 per unit (an annualized rate of $2.60 per unit), payable on February 13, 2015 to all unitholders of record as of the close of trading on February 6, 2015.  The announced distribution represents an 8.6% increase over the cash distribution of $0.59875 per unit for the 2013 Quarter and a 2.0% increase over the cash distribution of $0.6375 per unit for the 2014 third quarter (the “Sequential Quarter”).  The comparative distributions per unit, as well as net income per basic and diluted limited partner unit, reflected in this press release have been adjusted for the two-for-one unit split completed on June 16, 2014.

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“ARLP added to its history of exceptional performance, once again setting new annual operating and financial benchmarks in 2014,” said Joseph W. Craft III, President and Chief Executive Officer.  “Our operations performed impressively in 2014, leading ARLP to successfully deliver record coal production at a lower year-over-year cost per ton and sell record coal volumes at a higher average price compared to the prior year.  In addition to delivering superior performance in 2014, ARLP also took steps to solidify its position as a low-cost operator for several decades into the future.  As discussed in more detail below, we are announcing the acquisition of rights to approximately 452.2 million tons of Illinois Basin coal reserves.  These strategic transactions provide ARLP with the ability to efficiently extend and expand existing operations and pursue new development projects to meet future market opportunities.”

Mr. Craft added, “Results like these don’t just happen.  It takes the hard work and dedication of all our employees coming together as a team and I want to thank each member of the Alliance organization for contributing to our success.  Based on our record setting results and our positioning for the future, ARLP’s Board of Directors elected to increase quarterly unitholder distributions for the twenty-seventh consecutive quarter.”

Consolidated Financial Results

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Record revenues in the 2014 Year were driven primarily by record coal sales volumes and improved price realizations.  Benefiting from increases at the Tunnel Ridge, MC Mining and Dotiki mines and the start-up of coal production at our Gibson South mine in April 2014, ARLP set new records in the 2014 Year for both tons sold, which increased 2.3% to 39.7 million tons, and tons produced, which rose 5.1% to 40.7 million tons, both as compared to the 2013 Year.  Reflecting our strong sales contract position and a favorable sales mix, ARLP’s average coal sales price realized during the 2014 Year increased to $55.59 per ton sold.

ARLP recorded approximately $21.2 million of revenues in the 2014 Year for surface facility services and coal royalties related to ARLP’s participation in development of the White Oak Resources LLC (“White Oak”) Mine No. 1, which contributed to the increase in other sales and operating revenues compared to the 2013 Year.  Also, as anticipated, ARLP’s financial results for both the 2014 and 2013 Years were negatively impacted by losses related to White Oak’s mine development activities.  Net equity in loss of affiliates decreased $7.8 million compared to the 2013 Year.

Operating expenses decreased 1.1% to $1.4 billion in the 2014 Year, which benefited from a $37.3 million reduction in operating expenses related to coal inventory build during the year.  Compared to the 2013 Year, operating expenses in the 2014 Year also benefited from improved productivity at our Dotiki and MC Mining mines, the absence of higher cost production due to the closure of the Pontiki mine in 2013 and related gain on the sale of Pontiki’s assets in 2014, lower contract mining expense and the favorable impact of insurance proceeds received in 2014 related to a temporary halt of production at our Onton mine in 2013.  The reduction in operating expenses was partially offset by higher sales-related expenses, materials and supplies expenses and labor-related expenses as a result of increased coal sales and production volumes in the 2014 Year, primarily at our Tunnel Ridge and Gibson South mines.  On a per ton basis, Segment Adjusted EBITDA Expense declined by 3.4% in the 2014 Year compared to the 2013 Year primarily as a result of increased coal volumes and lower operating expenses as discussed above in addition to improved

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productivity at our Tunnel Ridge mine; offset in part by the impact of difficult mining conditions at our Warrior mine.  (For a definition of Segment Adjusted EBITDA and Segment Adjusted EBITDA Expense per ton and related reconciliations to comparable GAAP financial measures, please see the end of this release).

General and administrative expenses increased $8.9 million to $72.6 million in the 2014 Year, primarily as a result of higher compensation-related expenses.  Depreciation, depletion and amortization increased $9.7 million to $274.6 million in the 2014 Year, compared to the 2013 Year, primarily as a result of the increased production volumes mentioned above, as well as capital expenditures related to production expansion and infrastructure improvements at various other operations.

ARLP’s financial results for the 2014 Year reflect the benefit of the commencement of longwall operations at the White Oak Mine No. 1.  As discussed above, coal royalties and throughput service revenues from White Oak partially offset reported net equity in loss of affiliates related to White Oak.  Consequently, activities related to ARLP’s investments in White Oak negatively impacted EBITDA and net income for the 2014 Year by $3.6 million and $5.7 million, respectively, compared to a $25.5 million and $25.6 million negative impact to EBITDA and net income for the 2013 Year.

Three Months Ended December 31, 2014 Compared to Three Months Ended December 31, 2013

For the 2014 Quarter, higher coal sales volumes and increased throughput service and royalty revenues received from White Oak drove revenues up 4.3% to $590.8 million, compared to the 2013 Quarter.  Reflecting certain factors discussed above, Segment Adjusted EBITDA Expense per ton was $35.69 per ton in the 2014 Quarter compared to $36.25 and $35.48, respectively, for the 2013 and Sequential Quarters.

General and administrative expenses increased $1.4 million to $18.4 million, primarily due to higher incentive compensation expenses.  Depreciation, depletion and amortization increased $4.8 million to $71.0 million in the 2014 Quarter compared to the 2013 Quarter, primarily as a result of our production growth and investments in infrastructure and equipment at various operations.

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Regional Results and Analysis

(in millions, except per ton data)	2014 Fourth Quarter	2013 Fourth Quarter	% Change Quarter / Quarter	2014 Third Quarter	% Change Sequential

Illinois Basin
Tons sold	7.692	7.789	(1.2)%	7.361	4.5%
Coal sales price per ton (1)	$52.93	$52.82	0.2%	$52.82	0.2%
Segment Adjusted EBITDA Expense per ton (2)	$33.94	$31.31	8.4%	$33.35	1.8%
Segment Adjusted EBITDA (2)	$146.7	$168.8	(13.1)%	$143.9	1.9%

Appalachia (3)
Tons sold	2.357	1.896	24.3%	2.464	(4.3)%
Coal sales price per ton (1)	$64.62	$63.95	1.0%	$64.76	(0.2)%
Segment Adjusted EBITDA Expense per ton (2)	$37.86	$49.52	(23.5)%	$38.94	(2.8)%
Segment Adjusted EBITDA (2)	$69.6	$28.5	144.2%	$68.5	1.6%

Total (4)
Tons sold	10.049	9.816	2.4%	9.825	2.3%
Coal sales price per ton (1)	$55.68	$55.31	0.7%	$55.81	(0.2)%
Segment Adjusted EBITDA Expense per ton (2)	$35.69	$36.25	(1.5)%	$35.48	0.6%
Segment Adjusted EBITDA (2)	$220.8	$192.8	14.5%	$214.8	2.8%

(1)         Sales price per ton is defined as total coal sales divided by total tons sold.

(2)         For definitions of Segment Adjusted EBITDA expense per ton and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.

(3)         In 2014, ARLP realigned its segment presentation.  The Appalachia segment is now comprised of the MC Mining, Mettiki and Tunnel Ridge mines.  Results for the Pontiki mine, which ceased operations in November 2013, are now reflected in the other and corporate segment. Reclassifications of the 2013 segment information have been made to the Appalachia segment above to conform to the 2014 presentation.

(4)         Total reflects consolidated results which include the White Oak segment, the other and corporate segment and eliminations in addition to the Illinois Basin and Appalachia segments highlighted above.

On the strength of higher Appalachia coal sales volumes, ARLP sold 10.0 million tons of coal in the 2014 Quarter, an increase of 2.4% over the 2013 Quarter.  Improved coal shipments from our River View mine drove total Illinois Basin coal sales volumes up by 4.5% compared to the Sequential Quarter.  However, Illinois Basin coal sales volumes decreased in the 2014 Quarter compared to the 2013 Quarter due to reduced sales at our Gibson North mine, as well as reduced production from the Warrior mine reflecting its continued transition to a new mining area.  These decreases were offset in part by the strong sales performance from our River View mine and coal sales from our new Gibson South mine, which began production operations in April 2014.  Increased coal sales volumes from our Tunnel Ridge longwall operation drove coal sales tons for the 2014 Quarter higher in Appalachia compared to the 2013 Quarter.  Sequentially, coal sales volumes decreased 4.3% in Appalachia as a result of timing differences in shipments across the region. Total coal inventory increased by approximately 468,000 tons during the 2014 Quarter to approximately 1.4 million tons at year end. The increase primarily reflects increased production and the timing of shipments from our Tunnel Ridge mine and Gibson complex.

Total Segment Adjusted EBITDA Expense per ton in the 2014 Quarter decreased 1.5% compared to the 2013 Quarter, primarily as a result of increased production and sales volumes at our Tunnel Ridge operation and the absence of high cost production from the Pontiki mine, which was closed in late November 2013.  In the Illinois Basin, Segment Adjusted EBITDA Expense per ton

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increased in the 2014 Quarter compared to the 2013 Quarter primarily due to the impact of difficult mining conditions at our Warrior, Pattiki and Gibson North mines, increased expenses per ton resulting from start-up costs at our new Gibson South mine and increased workers’ compensation expense due to more favorable reserve adjustments in the 2013 Quarter. Sequentially, Illinois Basin Segment Adjusted EBITDA Expense per ton increased due to higher labor-related expenses across the region, and the impact of seasonal holiday work schedules; offset in part by improved recoveries at Gibson South.  Compared to the 2013 Quarter, Segment Adjusted EBITDA Expense per ton in Appalachia benefited from increased production and improved productivity at Tunnel Ridge, partially offset by a longwall move at our Mettiki mine.  Sequentially, Segment Adjusted EBITDA Expense per ton in Appalachia improved in the 2014 Quarter due to a longwall move at Tunnel Ridge in the Sequential Quarter offset in part by difficult mining conditions at our MC Mining operation.  (For a definition of Segment Adjusted EBITDA and Segment Adjusted EBITDA Expense per ton and related reconciliations to comparable GAAP financial measures, please see the end of this release).

Coal Reserves Increase to Approximately 1.6 Billion Tons

ARLP also announced today that, through a series of transactions agreed to during the 2014 Quarter, its total coal reserve position will increase approximately 50.0% to 1.6 billion tons.  The mining rights acquired and under contract to be acquired, the majority of which will be leased by ARLP from related and other third parties, are in the Kentucky Nos. 6, 7, 9, 11 and 13 coal seams and total approximately 452.2 million tons.  As a result of the transactions, ARLP will be able to reclassify approximately 85.0 million tons of currently controlled non-reserve coal deposits as reserves, resulting in a total increase to its Illinois Basin coal reserves of approximately 537.2 million tons.

The reserves are located in Webster, Union, and Henderson Counties, Kentucky and provide ARLP with strategic advantages and opportunities in the region.  The Webster County reserves significantly extend the life of ARLP’s Dotiki No. 13 seam mine. The remaining coal reserves are near our River View mine, providing ARLP the option to almost double River View’s current production and adding three new potential development projects to ARLP’s organic growth portfolio.

ARLP paid $11.5 million in cash and assumed approximately $6.0 million of related reclamation liabilities for the reserves and related surface properties acquired in the 2014 Quarter.

Included in the 452.2 million tons referenced above, are approximately 101.1 million tons of coal reserves in Union and Henderson Counties, Kentucky, to be acquired as part of the transactions with Patriot Coal Corporation (“Patriot”) announced on January 2, 2015.  ARLP has acquired certain coal supply agreements from Patriot and expects to complete the acquisition of the coal reserves, mining equipment and other assets in the first quarter of 2015, subject to obtaining third-party consents and other conditions.

The coal supply agreements acquired from Patriot give ARLP the right to deliver approximately 5.1 to 5.6 million tons of coal from 2015 through 2017.  The mining equipment and underground infrastructure to be acquired from Patriot is expected to be used by ARLP’s other operations in the region.

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Assuming consummation of the transactions, total consideration payable to Patriot by ARLP will be approximately $40.0 - $50.0 million, which includes $21.0 million paid in 2014.

Outlook

Commenting on ARLP’s outlook, Mr. Craft said, “As we enter 2015, U.S. thermal coal markets continue to be faced with significant challenges.  Tepid power demand, weak export demand, regulatory pressures and low natural gas prices are expected to pressure coal prices this year.  While we are also impacted by these market pressures, ARLP remains well positioned to grow its distributable cash flow again in 2015.

Due to current market conditions our guidance assumes we will produce approximately 4.0 million tons less than our installed capacity. Any market improvement provides upside potential for 2015 and beyond.  We remain focused on strengthening our contract portfolio and ARLP enters 2015 with approximately 92.6% of its estimated coal sales volumes priced and committed at the midpoint of our guidance.

Our acquisition of an additional 452.2 million tons of Illinois Basin coal reserves provides important growth opportunities for ARLP in the future. We will immediately benefit from acquiring these reserves by expanding our preparation plant at River View in 2015 and adding three more continuous mining units in 2016, increasing River View’s total capacity to 11.2 million tons per year. Our Hopkins County Elk Creek mine will deplete in early 2016 and the investment at River View is a lower-capital and lower-cost option than our other alternative to maintain this market share.

In addition to the coal reserve growth, we also took a step toward expanding ARLP’s future growth opportunities.  In late 2014, ARLP made a commitment to invest up to $50.0 million in natural resource minerals over the next two to four years and, to date, has invested approximately $11.5 million to purchase oil and gas mineral interests in the U.S.  We are hopeful this small investment will prove to be successful and develop into another growth platform complementing our strategy to create sustainable growth in cash flow.

We believe our strategy is sound and that our efforts will continue to drive value for ARLP unitholders in the future.”

For 2015, ARLP is providing the following full year guidance for its operating and investment activities:

Capital Expenditures and Investments — Total 2015 capital expenditures for ARLP’s operating activities are currently estimated in a range of $300.0 to $330.0 million, including maintenance capital expenditures.  Capital expenditures reflected in the 2015 estimates include the previously discussed purchase of coal reserves, mining equipment and underground infrastructure from Patriot; additional reserve acquisitions related to ARLP’s participation in the White Oak Mine No. 1; expansion of preparation plant capacity at the River View mine; purchase of additional equipment at the Gibson South mine; equipment rebuilds and replacements; and mine extension and infrastructure projects at various operations.  Based on anticipated maintenance capital requirements in 2015 and considering its current five-year planning horizon, ARLP is currently estimating total

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average maintenance capital expenditures of approximately $5.55 per ton produced for long-term distribution planning purposes.

In addition to these capital expenditures, ARLP currently anticipates funding in 2015 investments of approximately $15.0 to $20.0 million related to the previously discussed commitment to acquire natural resource minerals.  ARLP has substantially completed its preferred equity funding commitment to White Oak and currently anticipates funding related to this commitment in 2015 will be less than $10.0 million.

Coal Production and Sales Volumes — During 2015, coal production is currently estimated in a range of 40.4 to 42.5 million tons and sales volumes are expected to increase to a range of 41.4 to 43.5 million tons.  ARLP has secured price commitments for approximately 39.3 million tons in 2015 and has also secured coal sales and price commitments for approximately 28.9 million tons, 12.8 million tons and 9.6 million tons in 2016, 2017 and 2018, respectively.

Revenue, EBITDA and Net Income Estimates — Driven primarily by anticipated increases in coal sales volumes, ARLP is currently expecting 2015 revenues to increase to a range of $2.39 to $2.48 billion, excluding transportation revenues.

ARLP’s operating activities are currently expected to generate EBITDA in a range of $765.0 to $825.0 million, comparable to 2014 results at the midpoint.  Net income for 2015 is expected in a range of $395.0 to $455.0 million.  Compared to 2014, net income in 2015 is expected to be impacted by an increase in depreciation, depletion and amortization of approximately $71.6 million, primarily due to the acceleration of depletion at the Hopkins mine, increased production at the Gibson South mine and amortization of the acquisition cost of coal sales contracts purchased from Patriot.

Based on estimates provided by White Oak, ARLP’s 2015 guidance currently includes other revenues in a range of $75.0 to $85.0 million, EBITDA in a range of $30.0 to $35.0 million and net income in a range of $20.0 to $30.0 million related to its investments in White Oak.  (For a definition of EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

Per Ton Estimates — ARLP currently anticipates its average coal sales price per ton at the midpoint of its 2015 guidance ranges will be approximately 2.0% to 3.0% lower than 2014 realizations, primarily due to deterioration in the low-sulfur coal market and the impact of a customer breach of an above-market coal supply agreement, which is now the subject of litigation. In addition, based on current cost and production estimates, ARLP anticipates total Segment Adjusted EBITDA Expense per ton at the midpoint will increase in 2015 by approximately 4.0% to 5.0% over 2014.  Consequently, total realized margins per ton at the 2015 midpoint are currently expected to be approximately 7.0% to 8.0% below the prior year.

A conference call regarding ARLP’s 2014 Quarter financial results is scheduled for today at 10:00 a.m. Eastern.  To participate in the conference call, dial (800) 295-4740 and provide pass code 28724896.  International callers should dial (617) 614-3925 and provide the same pass code.  Investors may also listen to the call via the “investor information” section of ARLP’s website at http://www.arlp.com.

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An audio replay of the conference call will be available for approximately one week.  To access the audio replay, dial (888) 286-8010 and provide pass code 73393790.  International callers should dial (617) 801-6888 and provide the same pass code.

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the partnership’s distributions to foreign investors attributable to income that is effectively connected with a United States trade or business.  Accordingly, ARLP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users.  ARLP, the nation’s first publicly traded master limited partnership involved in the production and marketing of coal, is currently the third largest coal producer in the eastern United States with mining operations in the Illinois Basin and Appalachian coal producing regions.  ARLP operates ten mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia.  ARLP is also purchasing reserves, operating surface facilities and making equity investments in a new mining complex in southern Illinois. In addition, ARLP operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of Alliance Resource Partners, L.P. at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

***

The statements and projections used throughout this release are based on current expectations.  These statements and projections are forward-looking, and actual results may differ materially.  These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release.  At the end of this release, we have included more information regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  These risks, uncertainties and contingencies include, but are not limited to, the following: changes in competition in coal markets and our ability to respond to such changes; changes in coal prices, which could affect our operating results and cash flows; risks associated with the expansion of our operations and properties; legislation, regulations, and court decisions and interpretations thereof, including those relating to the environment, mining, miner health and safety and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; changing global economic conditions or in industries in which our customers operate; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; adjustments made in price, volume or terms to existing coal supply agreements; fluctuations in coal demand, prices and availability; our productivity levels and margins earned on our coal sales; changes in raw material

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costs; changes in the availability of skilled labor; our ability to maintain satisfactory relations with our employees; increases in labor costs, adverse changes in work rules, or cash payments or projections associated with post-mine reclamation and workers’ compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather-related or other factors; risks associated with major mine-related accidents, such as mine fires, or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding pension, black lung benefits and other post-retirement benefit liabilities; the coal industry’s share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of other sources of electricity, such as natural gas, nuclear energy and renewable fuels; uncertainties in estimating and replacing our coal reserves; a loss or reduction of benefits from certain tax deductions and credits;  difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these and other factors can be found in ARLP’s public periodic filings with the Securities and Exchange Commission (“SEC”), including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2013, filed on February 28, 2014 with the SEC.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Tons Sold	10,049	9,816	39,731	38,835
Tons Produced	10,516	9,161	40,749	38,782

SALES AND OPERATING REVENUES:
Coal sales	$559,518	$542,919	$2,208,611	$2,137,449
Transportation revenues	8,205	9,183	26,021	32,642
Other sales and operating revenues	23,070	14,604	66,089	35,470
Total revenues	590,793	566,706	2,300,721	2,205,561

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	359,055	356,706	1,383,360	1,398,763
Transportation expenses	8,205	9,183	26,021	32,642
Outside coal purchases	7	2	14	2,030
General and administrative	18,351	16,961	72,552	63,697
Depreciation, depletion and amortization	71,027	66,223	274,566	264,911
Total operating expenses	456,645	449,075	1,756,513	1,762,043

INCOME FROM OPERATIONS	134,148	117,631	544,208	443,518

Interest expense, net	(8,189)	(8,040)	(33,584)	(27,044)
Interest income	433	398	1,671	962
Equity in loss of affiliates, net	(3,102)	(8,885)	(16,648)	(24,441)
Other income	388	892	1,566	1,891
INCOME BEFORE INCOME TAXES	123,678	101,996	497,213	394,886

INCOME TAX EXPENSE	—	2,703	—	1,396

NET INCOME	123,678	99,293	497,213	393,490
LESS: NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	16	—	16	—

NET INCOME ATTRIBUTABLE TO ALLIANCE RESOURCE PARTNERS, L.P. (“NET INCOME OF ARLP”)	$123,694	$99,293	$497,229	$393,490

GENERAL PARTNERS’ INTEREST IN NET INCOME OF ARLP	$34,809	$29,936	$138,274	$121,349

LIMITED PARTNERS’ INTEREST IN NET INCOME OF ARLP	$88,885	$69,357	$358,955	$272,141

BASIC AND DILUTED NET INCOME OF ARLP PER LIMITED PARTNER UNIT	$1.18	$0.93	$4.77	$3.63

DISTRIBUTIONS PAID PER LIMITED PARTNER UNIT	$0.6375	$0.5875	$2.4725	$2.2825

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING — BASIC AND DILUTED	74,060,634	73,926,108	74,044,417	73,904,384

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	December 31,
	2014	2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$24,601	$93,654
Trade receivables	184,187	153,662
Other receivables	1,025	776
Due from affiliates	7,221	1,964
Inventories	83,155	44,214
Advance royalties	9,416	11,454
Prepaid expenses and other assets	31,283	16,186
Total current assets	340,888	321,910

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	2,815,620	2,645,872
Less accumulated depreciation, depletion and amortization	(1,150,414)	(1,031,493)
Total property, plant and equipment, net	1,665,206	1,614,379

OTHER ASSETS:
Advance royalties	15,895	18,813
Due from affiliate	11,047	11,560
Equity investments in affiliates	224,611	130,410
Other long-term assets	27,412	24,826
Total other assets	278,965	185,609
TOTAL ASSETS	$2,285,059	$2,121,898

LIABILITIES AND PARTNERS’ CAPITAL
CURRENT LIABILITIES:
Accounts payable	$85,843	$79,371
Due to affiliates	370	290
Accrued taxes other than income taxes	19,426	19,061
Accrued payroll and related expenses	57,656	47,105
Accrued interest	318	996
Workers’ compensation and pneumoconiosis benefits	8,868	9,065
Current capital lease obligations	1,305	1,288
Other current liabilities	17,109	18,625
Current maturities, long-term debt	230,000	36,750
Total current liabilities	420,895	212,551

LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities	591,250	831,250
Pneumoconiosis benefits	55,278	48,455
Accrued pension benefit	40,105	18,182
Workers’ compensation	49,797	54,949
Asset retirement obligations	91,085	80,807
Long-term capital lease obligations	15,624	17,135
Other liabilities	5,978	7,332
Total long-term liabilities	849,117	1,058,110
Total liabilities	1,270,012	1,270,661

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL:
Alliance Resource Partners, L.P. (“ARLP”) Partners’ Capital:
Limited Partners - Common Unitholders 74,060,634 and 73,926,108 units outstanding, respectively	1,310,517	1,128,519
General Partners’ deficit	(260,088)	(267,563)
Accumulated other comprehensive loss	(35,847)	(9,719)
Total ARLP Partners’ Capital	1,014,582	851,237
Noncontrolling interest	465	—
Total Partners’ Capital	1,015,047	851,237
TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$2,285,059	$2,121,898

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,
	2014	2013

CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$739,201	$704,652

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(307,387)	(329,151)
Changes in accounts payable and accrued liabilities	(2,270)	(3,048)
Proceeds from sale of property, plant and equipment	381	1,520
Proceeds from insurance settlement for property, plant and equipment	4,512	—
Purchases of equity investments in affiliates	(111,376)	(62,500)
Payments to affiliate for acquisition and development of coal reserves	(4,082)	(25,272)
Payment for acquisition of customer contracts	(11,687)	—
Advances/loans to affiliate	—	(7,500)
Other	(9,313)	—
Net cash used in investing activities	(441,222)	(425,951)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under securitization facility	100,000	—
Payments under term loan	(18,750)	—
Borrowings under revolving credit facilities	341,800	386,000
Payments under revolving credit facilities	(451,800)	(291,000)
Payments on long-term debt	(18,000)	(18,000)
Payments on capital lease obligations	(1,494)	(1,190)
Payment of debt issuance costs	(263)	—
Contributions to consolidated company from affiliate noncontrolling interest	481	—
Net settlement of employee withholding taxes on vesting of Long-Term Incentive Plan	(2,991)	(3,015)
Cash contributions by General Partners	1,611	2,314
Distributions paid to Partners	(317,626)	(288,439)
Net cash used in financing activities	(367,032)	(213,330)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(69,053)	65,371

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	93,654	28,283

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$24,601	$93,654

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Reconciliation of GAAP “Net Income” to non-GAAP “EBITDA” and non-GAAP “Distributable Cash Flow” (in thousands).

EBITDA is defined as net income (prior to the allocation of noncontrolling interest) before net interest expense, income taxes and depreciation, depletion and amortization.  EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•                  the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•                  the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•                  our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures; and

•                  the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

Distributable cash flow (“DCF”) is defined as EBITDA excluding equity in income or loss of affiliates, interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures.  DCF is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

•                  the cash flows generated by our assets (prior to the establishment of any retained cash reserves by the general partner) to fund the cash distributions we expect to pay to unitholders;

•                  our success in providing a cash return on investment and whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates;

•                  the yield of our units, which is a quantitative standard used through the investment community with respect to publicly-traded partnerships as the value of a unit is generally determined by a unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder).

EBITDA and DCF should not be considered as alternatives to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles.  EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA and DCF may not be the same method used to compute similar measures reported by other companies, or EBITDA and DCF may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

	Three Months Ended December 31,		Year Ended December 31,		Three Months Ended September 30,	Year Ended December 31,
	2014	2013	2014	2013	2014	2015E Midpoint

Net income	$123,678	$99,293	$497,213	$393,490	$119,978	$425,000
Depreciation, depletion and amortization	71,027	66,223	274,566	264,911	69,646	344,000
Interest expense, gross	7,756	8,414	32,746	35,074	8,152	26,000
Capitalized interest	—	(772)	(833)	(8,992)	—	—
Income tax expense	—	2,703	—	1,396	—	—
EBITDA	202,461	175,861	803,692	685,879	197,776	795,000
Equity in (income) loss of affiliates, net	3,102	8,885	16,648	24,441	(68)	23,500
Interest expense, gross	(7,756)	(8,414)	(32,746)	(35,074)	(8,152)	(26,000)
Income tax expense	—	(2,703)	—	(1,396)	—	—
Estimated maintenance capital expenditures (1)	(62,044)	(52,218)	(240,419)	(221,058)	(60,292)	(230,000)
Distributable Cash Flow	$135,763	$121,411	$547,175	$452,792	$129,264	$562,500

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(1)  Our maintenance capital expenditures, as defined under the terms of our partnership agreement, are those capital expenditures required to maintain, over the long-term, the operating capacity of our capital assets.  We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon.  For the 2014 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $5.90 per produced ton compared to the estimated $5.70 per produced ton in 2013.  For the 2015 planning horizon, average estimated maintenance capital expenditures are assumed to be $5.55 per produced ton.  Our actual maintenance capital expenditures vary depending on various factors, including maintenance schedules and timing of capital projects, among others.  We annually disclose our actual maintenance capital expenditures in our Form 10-K filed with the Securities and Exchange Commission.

Reconciliation of GAAP “Operating Expenses” to non-GAAP “Segment Adjusted EBITDA Expense per ton” and Reconciliation of non-GAAP “EBITDA” to “Segment Adjusted EBITDA per ton” (in thousands, except per ton data).

Segment Adjusted EBITDA Expense per ton includes operating expenses, outside coal purchases and other income divided by tons sold.  Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues.  Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales and other sales and operating revenues.  The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses.  Outside coal purchases are included in Segment Adjusted EBITDA Expense because tons sold and coal sales include sales from outside coal purchases.

	Three Months Ended December 31,		Year Ended December 31,		Three Months Ended September 30,
	2014	2013	2014	2013	2014

Operating expense	$359,055	$356,706	$1,383,360	$1,398,763	$349,170
Outside coal purchases	7	2	14	2,030	3
Other income	(388)	(892)	(1,566)	(1,891)	(549)
Segment Adjusted EBITDA Expense	$358,674	$355,816	$1,381,808	$1,398,902	$348,624
Divided by tons sold	10,049	9,816	39,731	38,835	9,825
Segment Adjusted EBITDA Expense per ton	$35.69	$36.25	$34.78	$36.02	$35.48

Segment Adjusted EBITDA per ton is defined as net income (prior to the allocation of noncontrolling interest) before net interest expense, income taxes, depreciation, depletion and amortization and general and administrative expenses divided by tons sold.  Segment Adjusted EBITDA removes the impact of general and administrative expenses from EBITDA (discussed above) to allow management to focus solely on the evaluation of segment operating performance.

	Three Months Ended December 31,		Year Ended December 31,		Three Months Ended September 30,
	2014	2013	2014	2013	2014

EBITDA (See reconciliation to GAAP above)	$202,461	$175,861	$803,692	$685,879	$197,776
General and administrative	18,351	16,961	72,552	63,697	16,995
Segment Adjusted EBITDA	$220,812	$192,822	$876,244	$749,576	$214,771
Divided by tons sold	10,049	9,816	39,731	38,835	9,825
Segment Adjusted EBITDA per ton	$21.97	$19.64	$22.05	$19.30	$21.86

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